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                                                                   EXHIBIT 10.52

                                   TERM NOTE

U.S. $85,000,000.00                                              April 16, 1998

     FOR VALUE RECEIVED, the undersigned, FOUNTAIN VIEW, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of Bank of Montreal (the "Bank") at the principal office of Bank of Montreal, as Agent, in Chicago, Illinois, in immediately available funds, the principal sum of Eighty Five Million and no/100 Dollars ($85,000,000.00) or, if less, the aggregate unpaid principal amount of the Term Loan made or maintained by the Bank to the Borrower pursuant to the Credit Agreement, in consecutive quarter-annual principal installments in the amounts called for by Section 1.8(b) of the Credit Agreement, commencing on March 31, 1999, and continuing on the last day of each June, September, December and March occurring thereafter, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement, except that all principal and interest not sooner paid on the Term Loan evidenced hereby shall be due and payable on December 31, 2003, the final maturity date hereof.

     The Bank shall record on its books or records or on a schedule attached to this Note, which is a part hereof, the Term Loan made or maintained by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Term Loan is a Base Rate Loan or a Eurodollar Loan, the interest rate and Interest Period applicable thereto, provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note. The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same, provided, however, that the failure of the Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay the Term Loan made to it pursuant to the Credit Agreement together with accrued interest thereon.

     This Note is one of the Term Notes referred to in the Credit Agreement dated as of April 16, 1998, among the Borrower, Bank of Montreal, as Agent, and the Banks party thereto (the "Credit Agreement"), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois.

     Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof (in each case without premium or penalty except as otherwise set forth in the Credit Agreement), all in the events, on the terms and in the manner as provided for in the Credit Agreement.
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     The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

                                   Fountain View, Inc.


                                   By /s/ Robert M. Snukal
                                      ----------------------------
                                      Name  Robert M. Snukal
                                      Title  President